Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Agreement with ReedHycalog
HOUSTON, Texas — May 22, 2008. Baker Hughes Incorporated (NYSE:BHI) announced today that it has reached reciprocal license agreements with ReedHycalog, a division of National Oilwell Varco, Inc. (NYSE:NOV) regarding outstanding patent infringement claims and counter-claims. As part of the agreements, Baker Hughes and ReedHycalog have agreed to a cross license of the disputed technologies. Baker Hughes will pay ReedHycalog $70 million in royalties for prior use of certain patented technologies and will pay a minimum of $30 million in royalties for future use. ReedHycalog has agreed to pay royalties for the license of certain Baker Hughes patented technologies. Baker Hughes Oilfield Operations, Inc. will be dismissed from and have no liability, and will release ReedHycalog from all counter claims, in connection with the previously disclosed litigation currently pending in U.S. District Court, Eastern District of Texas.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward-Looking Statement”). The word “will,” and similar expressions, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements including the amount and timing of royalty payments. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007; the company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at

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www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
The Forward-Looking Statements contained in this news release are also subject to the following risk factors:
Our expectations regarding the payment of any minimum royalty amount to ReedHycalog are subject to certain contingencies, such that if a contingency were to occur, we would have no further obligation to pay any portion of the unpaid minimum royalty. However, in no case would we receive a refund of any portion of the minimum royalty paid before the occurrence of such event.
Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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